Restated Certificate of Incorporation of Robert Half Inc.

RESTATED CERTIFICATE OF INCORPORATION

of

ROBERT HALF INC.,

a Delaware corporation

Robert Half Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The present name of the Corporation is Robert Half Inc.
SECOND: The Corporation was originally incorporated under the name Boothe Interim Corporation.

THIRD: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 18, 1979.

FOURTH: This Restated Certificate of Incorporation only restates and integrates the provisions of the Corporation’s Certificate of Incorporation as previously restated, amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIFTH: This Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware by the Corporation’s Board of Directors.

SIXTH: The Certificate of Incorporation is hereby restated to read in full as follows:

1.Name. The name of the Corporation is Robert Half Inc.

2.Registered Office. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.Capital Stock.

A.Authorized Capital. The Corporation is authorized to issue two classes of shares of stock to be designated respectively “preferred” and “common.” The total number of shares which the Corporation is authorized to issue is two hundred sixty-five million (265,000,000), and the aggregate par value of all shares that are to have a par value shall be $265,000. The number of common shares authorized is two hundred sixty million (260,000,000), each such share to have a par value of $.001, and the number

Restated Certificate of Incorporation of Robert Half Inc.
of preferred shares authorized is five million (5,000,000), each such share to have a par value of $.001.

B.Common Stock. The holders of shares of common stock shall be entitled to receive such dividends as may be declared by the Board of Directors. In the event of voluntary or involuntary liquidation of the Corporation, the holders of shares of common stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of shares of preferred stock are entitled have been paid or set aside in cash for payment. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of record of each share of common stock shall be entitled to one vote for each such share standing in his name on the books of the Corporation.

C.Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the preferred stock shall be as follows:

The preferred stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a) the distinctive serial designation of such series and the number of shares constituting a series;

(b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(e) whether or not the shares of such series shall be convertible into or exchangeable for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

Restated Certificate of Incorporation of Robert Half Inc.

(f) the voting powers, full or limited, if any, of the shares of the series;

(g) the restrictions, if any, on the issue or reissue of any additional preferred stock;

(h) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

There is hereby expressly granted to the Board of Directors of the Corporation authority to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.Management of Business. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors need not be elected by ballot unless required by the By-laws of the Corporation.

6.By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors and Stockholders are each expressly authorized to make, alter or repeal the By-laws of the Corporation.

7.Amendments. The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

8.Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the preceding sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

9 Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General

Restated Certificate of Incorporation of Robert Half Inc.
Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise (hereinafter an “undertaking”).

(b) Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article or otherwise shall be on the Corporation.

(c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint

Restated Certificate of Incorporation of Robert Half Inc.
venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e) Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, Robert Half Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 17th day of July, 2023.

ROBERT HALF INC.

By: /s/ Evelyn Crane-Oliver
Name: Evelyn Crane-Oliver
Title: Senior Vice President, Secretary & General Counsel